Exhibit 5.1

June 17, 2022

Rezolute, Inc.

201 Redwood Shores Parkway, Suite 315

Redwood City, CA 94065

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Rezolute, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of up to 10,947,371 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of warrants (the “Warrants”) issued to Federated Hermes Kaufmann Small Cap Fund, Federated Hermes Kaufmann Fund, Federated Hermes Kaufmann Fund II, CDK Associates, L.L.C., Third Street Holdings LLC, Blackstone Annex Master Fund L.P., Vivo Opportunity Fund Holdings, L.P., and Adage Capital Partners LP (the “Selling Stockholders”) pursuant to the Underwriting Agreement, dated May 2, 2022 (the “Underwriting Agreement”) by and among the Company and Jefferies LLC, as representative of the several underwriters listed therein (the “Underwriters”). Except as otherwise provided herein, capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares, when issued upon valid exercise of the Warrants in accordance with the terms of the Warrants, including without limitation payment of the specified exercise price therefor in full, will be validly issued, fully paid, and non-assessable.

Our opinions expressed above are limited to Chapter 78 of the Nevada Revised Statutes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

AWE/JKB